EXHIBIT 99.1

 Benihana Reports a 6.5% Increase in Second Quarter Comparable Sales;
      All Concepts and All Regions Reported Comp Sales Increases

    MIAMI--(BUSINESS WIRE)--Oct. 28, 2004--Benihana Inc. (NASDAQ:BNHNA and BNHN), operator of one of the nation's largest chains of Asian restaurants, today announced a 6.5% increase in comparable sales for the fiscal second quarter ended October 10, 2004. The Company said that each of its restaurant concepts contributed to the gains.
    The Benihana teppanyaki restaurants posted a 6.4% increase in comparable sales, reflecting both higher customer traffic and price increases instituted in July 2004 as a result of higher commodity costs. The sales increase was achieved despite the temporary effects of four hurricanes on the Company's seven company-owned restaurants in Florida. RA Sushi comparable sales for the quarter increased 13.1%. Comparable sales for Haru increased by 4.1%, despite a temporary slowdown during the Republican National Convention held in New York City in the month of August. All geographic regions showed positive comparable sales results.
    Benihana said that it expects net income for the 12-week quarter, which also is the Company's seasonally slowest period, to range between $0.14 and $0.16 per share. That would compare with net income of $0.16 per share in the corresponding year-ago quarter, despite that fact that there were 12% more shares and share equivalents outstanding in the current quarter. The fiscal 2005 second quarter results reflect fees relating to the previously disclosed litigation commenced by Rocky Aoki and larger than usual proxy expenses, which collectively amounted to approximately $0.04 per share.
    "I am pleased to report that business company-wide remains strong," said Joel A. Schwartz, CEO and President. "Comparable sales continued to improve throughout the quarter for all of our active concepts despite the barrage of hurricanes in Florida and the Republican National Convention in New York City where we have seven company-owned restaurants. The price increases instituted at the beginning of the quarter for the teppanyaki restaurants did not appear to have an impact on customer traffic flow. We are highly encouraged regarding the outlook for what is our Company's fortieth year in business."
    The Company is expected to release its earnings on November 16, 2004 followed by a conference call at 11:00AM.

    About Benihana

    Benihana, now in its 40th year and one of the nation's largest chains of Asian restaurants, currently operates 70 restaurants nationwide, including 56 Benihana teppanyaki restaurants, five Haru sushi restaurants, eight RA Sushi Bar Restaurants and one Doraku restaurant. Under development at present are six restaurants - two Benihana teppanyaki restaurants, two Haru units and two RA Sushi restaurants. In addition, a total of 23 franchised Benihana teppanyaki restaurants are now open or under development in the U.S. and Latin America.
    Statements in this press release concerning the Company's business outlook or future economic performance, anticipated profitability, revenues, expenses or other financial items, together with other statements that are not historical facts, are "forward-looking statements" as that term is defined under Federal Securities Laws. "Forward-looking statements" are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks, uncertainties and factors include, but are not limited to, changes in customers' tastes and preferences, acceptance of the Company's concepts in new locations, obtaining qualified personnel, industry cyclicality, fluctuations in customer demand, the seasonal nature of the business, fluctuations of commodities costs, the ability to complete construction of new units in a timely manner, obtaining governmental permits on a reasonably timely basis, and general economic conditions, as well as other risks detailed in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligations to update any forward-looking statement as a result of developments occurring after the date of this press release

    CONTACT: Benihana Inc.
             Joel A. Schwartz or Michael R. Burris, 305-593-0770
                 or
             Corporate Relations:
             Anreder & Company
             Steven Anreder, 212-532-3232